EXHIBIT 99.(a)(1)(A)

                                     NOTICE
                                     ------

                                To the Holders of

                                 TRANSOCEAN INC.

                   ZERO COUPON CONVERTIBLE DEBENTURES DUE 2020

                               CUSIP 893830 AA 7*

     NOTICE IS HEREBY GIVEN that, pursuant to the provisions of the Indenture dated as of April 15, 1997 between Transocean Inc. (formerly named Transocean Sedco Forex Inc.) (the "Company") and The Bank of New York (as successor trustee to Chase Bank of Texas, National Association), as trustee (the "Trustee"), as amended and supplemented by the First Supplemental Indenture thereto dated as of April 15, 1997, the Second Supplemental Indenture thereto dated as of May 14, 1999, the Third Supplemental Indenture thereto dated as of May 24, 2000 and the Fourth Supplemental Indenture thereto dated May 11, 2001 (as so amended and supplemented, the "Indenture"), pursuant to which the Zero Coupon Convertible Debentures Due May 24, 2020 of the Company (the "Debentures") were issued, the Company will be obligated to repurchase, at the option of the holder thereof, any outstanding Debenture for which a written notice of repurchase (a "Repurchase Notice"), in the form attached hereto, has been delivered by such holder to the Trustee, as paying agent (the "Paying Agent"), at any time from the opening of business on April 25, 2003 until the close of business on May 24, 2003 (the "Repurchase Date") and for which such Repurchase Notice has not been withdrawn, subject to certain conditions specified in the Indenture. Because the Repurchase Date falls on a Saturday, if a holder of a Debenture delivers a Repurchase Notice prior to 10:00 a.m., New York City time, on May 27, 2003, the Company and the Paying Agent will treat the Repurchase Notice as having been delivered immediately prior to close of business on the Repurchase Date. The repurchase price of the Debentures will be $628.57 per $1,000 principal amount (the "Repurchase Price"). The Company has elected to pay the Repurchase Price in cash. The Repurchase Notice given by any holder must state (i) the certificate number of the Debenture which the holder will deliver to be repurchased; (ii) the portion of the principal amount of the Debenture which the holder will deliver to be repurchased, which portion must be $1,000 principal amount or an integral multiple thereof; and (iii) that such Debenture shall be repurchased as of the Repurchase Date pursuant to the terms and conditions specified in the Indenture and in the Debentures under the heading "Repurchase by the Company at the Option of the Holder." The Debentures are convertible in the Company's ordinary shares, par value $.01 per share ("Ordinary Shares"), at a rate of 8.1566 Ordinary Shares per $1,000 principal amount. Holders who want to convert Debentures into Ordinary Shares must satisfy the requirements of the Debentures under the heading "Conversion." Debentures as to which a Repurchase Notice has been given may be converted into Ordinary Shares only if the applicable Repurchase Notice has been withdrawn in accordance with the terms of the Indenture. A Repurchase Notice may be withdrawn by means of a written notice of withdrawal delivered to the Paying Agent at any time prior to the close of business on the Repurchase Date specifying (1) the certificate number of the Debenture in respect of which such notice of withdrawal is being submitted; (2) the principal amount of the Debenture with respect to which such notice of withdrawal is being submitted; and (3) the principal amount, if any, of such Debenture which remains subject to the original Repurchase Notice and which has been or will be delivered for repurchase by the Company. Debentures must be surrendered to the Paying Agent (together with all necessary endorsements) to collect payment. Because the Repurchase Date falls on a Saturday, if a written notice of withdrawal is delivered to the Paying Agent prior to 10:00 a.m., New York City time, on May 27, 2003, the Company and the Paying Agent will treat the notice of withdrawal as having been delivered immediately prior to close of business on the Repurchase Date. The Repurchase Price for any Debenture as to which a Repurchase Notice has been given and not withdrawn will be paid promptly following the later of the Repurchase Date and the time of surrender of such Debenture to the Paying Agent.

     Enclosed herewith is a Tender Offer Statement on Schedule TO filed by the Company with the Securities and Exchange Commission relating to the repurchase of Debentures by the Company as of the Repurchase Date.

     The name and address of the Trustee, as Paying Agent and Conversion Agent, are as follows:

                              The Bank of New York
                           Corporate Trust Operations
                               Reorganization Unit
                           101 Barclay Street, 7 East
                            New York, New York 10286
                              Attn: William Buckley
                            Phone No. (212) 815-5788
                             Fax No. (212) 298-1915

Dated: April 25, 2003                       THE BANK OF NEW YORK,
                                            TRUSTEE on behalf of Transocean Inc.

NOTICE:

The Paying Agent will withhold under the U.S. backup withholding rules 30% of any payment that is made upon repurchase of a Debenture unless the holder delivers a properly completed IRS Form W-9 or the holder otherwise establishes an exemption from such backup withholding.

* No representation is made as to the correctness of such number either as printed on the Debentures or as contained in this notice, and reliance may be placed only on the other identification printed on the Debentures.